FIRST PACTRUST BANCORP, INC. ANNOUNCES COMPLETION OF PRIVATE PLACEMENT OF COMMON STOCK

Chula Vista, California November 1, 2010 – First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that it has completed its previously announced private placement of $60.0 million of common stock to select institutional and other accredited investors.  In the transaction, the Company issued 4,418,390 shares of common stock and 1,036,156 shares of newly designated non-voting common stock, at a purchase price of $11.00 per share.  The price per share represents a 37.5% premium to the closing price of the Company’s common stock on the day prior to the initial public announcement of the transaction, which was made on July 27, 2010.

Hans R. Ganz, President and Chief Executive Officer of the Company, stated: “We are pleased to have completed this transaction and are excited about the expanded opportunities to grow our company that we believe we will now have.”

As previously announced, it is expected that Gregory A. Mitchell will be appointed President and Chief Executive Officer of the Company later today, following which Mr. Ganz will remain President and Chief Executive Officer of the Company’s subsidiary bank, Pacific Trust Bank.  Mr. Mitchell stated: “Hans has provided First PacTrust with strong and steady leadership and I look forward to working with him as we guide the Company into the next phase of its continuous quest to enhance the value of the franchise.  With the additional capital we have just received, we believe we will be much better positioned in that pursuit going forward.”

The Company’s common stock was offered and sold in a private transaction exempt from registration under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States absent registration or an applicable exemption from registration.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Contact:

Hans Ganz, President and CEO
Phone: (619) 691-1519 ext 4000